SEPARATION AGREEMENT

THIS AGREEMENT, dated as of April 3, 2008 (the “Agreement”), by and between DYCOM INDUSTRIES, INC., a Florida corporation (the “Company”), and RICHARD L. DUNN (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement, dated January 28, 2000, as amended from time to time, (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to settle fully and finally any and all employment relationship matters between them including, but not limited to, any issues that might have arisen out of the Executive’s employment with the Company and the termination thereof;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1. Separation Date. The Executive’s employment with the Company shall terminate effective as of the close of business on April 4, 2008 (the “Separation Date”). The Company and the Executive agree that, effective as of the Separation Date, the Executive shall cease to be an employee of the Company and will have no offices, positions and capacities with the Company or any of its subsidiaries, affiliates or predecessors (collectively, the “Company Group”) and the Executive shall take such actions as may be requested by the Company to terminate such offices and positions. The Separation Date shall be considered the date on which the Employee “separates from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).

2. Payments and Benefits. Subject to the provisions of paragraph 16 of this Agreement and in consideration for the Executive’s obligations under this Agreement, including under paragraph 5 hereof:

(a) Termination Payments and Benefits. In connection with the Executive’s separation from service, the Company shall pay and provide the Executive with the payments and benefits (the “Termination Payments and Benefits”) described in this paragraph 2(a), provided that the Executive does not revoke this Agreement during the Revocation Period (as defined in paragraph 6). The Termination Payments and Benefits shall consist of the following:

(i) The Company shall pay the Executive his base salary (at the annualized rate of $325,000) (the “Salary Amount”) in accordance with the Company’s regular payroll practices for the fifty-two (52) week period beginning with the first payroll period ending after the expiration of the Revocation Period (the “Severance Period”). Notwithstanding the preceding sentence, in the event of the Executive’s death, any portion of the Salary Amount that has not been paid shall be paid on the fifteenth business day following the Company’s receipt of notice of the Executive’s death.

(ii) The Company shall provide the Executive with all forms necessary for him to make any distribution election available to him under the Company 401(k) Plan (the “401(k) Plan”).

(iii) The Executive shall be eligible to continue his coverage under the Company group medical plan pursuant to COBRA. The Company shall reimburse the Executive for his monthly COBRA premiums to the extent of the Company’s contribution to the group medical plan premiums for then current employees for the period commencing on the Separation Date and ending on the earlier of (x) the 18 month anniversary of the Separation Date and (y) the date on which the Executive becomes eligible for medical coverage as the result of the Executive accepting employment with a new employer. For the period commencing on the 18 month anniversary of the Separation Date and ending on the earlier of (A) June 30, 2011 and (B) the date on which the Executive becomes eligible for medical coverage (or was eligible at any time) as the result of the Executive accepting employment with a new employer, the Company shall provide the Executive with the group medical plan coverage then provided by the Company to its employees generally and the Executive shall pay to the Company monthly premiums for such medical coverage in an amount equal to the monthly premium paid by then current employees. The Executive agrees to give the Company written notice within 10 business days following the date he becomes eligible for medical coverage with a new employer.

(iv) The Company shall continue to provide the Executive with life insurance coverage under the Company’s group life insurance program (and shall pay all premiums in connection therewith (the “Life Insurance Premiums”)) until the earlier of (x) the expiration of the Severance Period and (y) the date on which the Executive becomes eligible for life insurance coverage as the result of the Executive accepting employment with a new employer.

(v) All outstanding stock options held by the Executive shall remain exercisable until the earlier of (x) the third anniversary of the Separation Date and (y) the expiration date of the term of such stock option (the “Expiration Date”). Any stock options that remain unexercised as of the Expiration Date shall be cancelled without any payment.

(vi) 7,417 of the time vested restricted shares and time vested restricted share units granted to the Executive pursuant to the Company’s Long-Term Incentive Plan that are unvested as of the Separation Date shall be fully vested and paid out to the Executive within sixty (60) days of the Separation Date. All remaining time vested restricted shares and time vested restricted share units held by the Executive that are unvested as of Separation Date shall be forfeited and cancelled without payment.

(vii) 9,721 of the performance vested restricted share units granted to the Executive pursuant to the Company’s Long-Term Incentive Plan that are unvested as of the Separation Date shall be fully vested and paid out to the Executive within sixty (60) days of the Separation Date. All remaining performance-based restricted share units and performance-based restricted shares held by the Executive that are unvested as of Separation Date shall be forfeited and cancelled without payment.

(viii) The Company shall pay the Executive for all days of accrued but unused vacation within fifteen (15) days after the expiration of the Revocation Period.

(b) Reimbursement of Expenses. The Executive shall be reimbursed for all expenses incurred during the course of his employment with the Company within fifteen (15) days of the Separation Date, subject to the Company’s business expense reimbursement policies.

(c) No Other Benefits. Except as otherwise set forth herein, as of the Separation Date, the Executive shall not be eligible to participate in any Company benefit plan or program, including without limitation any incentive, bonus or similar compensation plan or arrangement. Without limiting the generality of the preceding sentence, the Executive acknowledges and agrees that in consideration of the payments and benefits to be provided under this Agreement, the Executive shall not be entitled to any other severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company, or to any other bonus or incentive payment for the fiscal year ending July 26, 2008 or any other period.

3. Advisory Services.

(a) Services. The Executive shall become an advisor to the Company for the period commencing on the first day following the Separation Date and ending on the earlier of (i) twelve months following the Separation Date and (ii) thirty (30) days after the Executive notifies the Company in writing of the termination of such period (the “Advisory Period”). During the Advisory Period, the Executive shall provide such tax advisory or other services with respect to the Company and its subsidiaries and affiliates at such times (taking reasonable account of the Executive’s other time commitments) and in such manner as may be reasonably requested by the Chief Executive Officer or Chief Financial Officer of the Company; provided that the Executive shall not be required to provide more than 25 hours of tax advisory or other services during any month of the Advisory Period. The Executive is not and shall not be deemed to be an employee of the Company by virtue of his retention as an advisor hereunder or the performance of advisory services to the Company, and the Executive shall, for all purposes, be deemed an independent contractor.

(b) Fees. In consideration for the tax advisory or other services provided during the Advisory Period, the Company shall pay the Executive $200 per hour (the “Fees”). The Executive agrees to submit a monthly time sheet to the Company setting forth in reasonable detail the hours that he worked in the previous month and the services provided. Subject to the Executive’s submission of the monthly time sheet, such payments shall be made as soon as practicable following the end of the month to which the payment relates, but not later than fifteen (15) days following the end of such month. The Executive shall obtain the Company’s approval, in advance, prior to incurring any business expenses subject to reimbursement pursuant to the Company’s business expense policies. The Company shall not withhold or pay any federal, state nor local income tax of any kind with respect to any Fees. The Executive agrees that he is responsible for remitting and paying all taxes and income withholding taxes as required with respect to the Fees.

4. Covenants.

(a) Covenant Provisions. The Executive shall continue to be subject to the provisions of paragraph 4 of the Employment Agreement (the “Covenant Provisions”), and the Covenant Provisions are hereby incorporated by reference into this Agreement in their entirety as if they were set forth herein.

(b) Return of Property. The Executive represents and warrants that on or prior to the Effective Date he will return all property made available to him in connection with his service to the Company, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Executive in connection with his employment as an officer or employee of the Company Group, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards; provided, however, that, subject to the Executive’s compliance with Section 5(a), he may retain the laptop computer provided by the Company.

(c) Injunctive Relief, Etc. The Executive acknowledges and agrees that any violation of the Covenant Provisions shall result in irreparable damage to the Company, and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. The Executive and the Company agree that the restrictions and remedies contained in the Covenant Provisions are reasonable and that it is his intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

5. Release.

(a) Release by the Executive.

(i) Release. In consideration of the payments and benefits provided to the Executive under this Agreement, in connection with his separation and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and any of its subsidiaries, affiliates or predecessors (collectively, the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; provided, however, that the release set forth in this paragraph 5(a)(i) shall not apply to (1) the obligations of the Company under this Agreement or (2) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company (the “Excluded Claims”). The Releasors further agree that the payments and benefits described in this Agreement (including the applicable post-resignation obligations of the Company under the Employment Agreement) shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee or officer of the Company Group and the termination thereof other than rights under any and all the Company benefit plans and programs in accordance with the terms of such plans or programs.

(ii) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (1) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (2) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (3) the Executive is providing the release and discharge set forth in this paragraph 5(a) (ii) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (4) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

(iii) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this paragraph 5(a).

(iv) Claims. The Executives agree that he has not, and shall not, commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any federal, state or local agency, court or other tribunal to assert any Claim released by the Executive under paragraph 5(a) against the Company Group, except for any Excluded Claim. Except as permitted in the prior sentence, if the Executive commences or joins any legal action against the Company Group, he agrees to promptly indemnify the Company for its reasonable costs and attorneys fees incurred in defending such action as well as any monetary judgment obtained by the Executive against the Company Group in such action. Nothing in this paragraph 5(a) (iv) is intended to reflect any party’s belief that the Executive’s waiver of claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of the parties that such claims are waived.

6. Revocation. This Agreement may be revoked by the Executive by a written instrument within the seven (7)-day period commencing on the date the Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

7. Effective Date of Agreement. This Agreement shall become effective as of the date first set forth above.

8. Death. In the event of the Executive’s death, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to, respectively, “the Executive” shall be deemed to refer, where appropriate, to the Executive’s legal representatives or his beneficiary or beneficiaries.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 9):

if to the Company:

Dycom Industries, Inc.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408
Attention: General Counsel

if to the Executive:

Mr. Richard L. Dunn

10. Assignment and Successors. This Agreement may not be assigned by the Executive or the Company except that the Company may assign this Agreement to any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. As used in this Agreement, the “the Company” shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Florida Law. This Agreement and all matters or issues collateral thereto shall be subject to the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

12. No Implied Contract. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement.

13. Entire Understanding; Amendments; Definitions. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, supersedes all prior agreements, understandings and writings except to the extent specifically provided herein (including, without limitation, paragraph 4 of the Employment Agreement), and can be amended only by a writing signed by both parties hereto.

14. Waivers. Waiver by either the Executive or by the Company of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

15. Deductions and Withholdings. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to the Executive under this Agreement shall be taxable to the Executive as may be required under applicable law.

16. Section 409A.

(a) The Company acknowledges that the Executive is a “specified employee” as defined and applied in Section 409A, and as such, may be subject to the imposition of certain excise taxes, interest and other penalties with respect to amounts or benefits payable under his Employment Agreement and this Agreement in connection with his separation of service hereunder in the event such payments or other benefits are found to constitute deferred compensation payments under Section 409A. Therefore, notwithstanding anything to the contrary in the Employment Agreement or this Agreement, as of the Separation Date, any Termination Payments and Benefits or other payments due to the Executive hereunder, that may constitute deferred compensation payments under Section 409A may not commence until the Payment Date (as defined below); provided, that any payments in respect of any Salary Amount due to the Executive under paragraph 2(a) (whether payable in installments in accordance with the Company’s regular payroll practices or otherwise) that was so delayed during such six-month period shall be paid in the aggregate as soon as practicable following the Payment Date; provided, further, that the delivery to the Executive of any time vested or performance restricted share units pursuant to paragraph 2(a) that was also so delayed during such six-month period, shall be delivered to him as soon as practicable following the Payment Date; and provided, further, that the Executive, for the six-month period following his separation from service, shall pay the full amounts due for any insurance premium or payment (or any portion thereof) which would be treated as deferred compensation under Section 409A, that the Company is required to pay under paragraph 2(a), which amounts shall be reimbursed to him in a lump sum as soon as practicable following the Payment Date.

For purposes of this paragraph 16, the earlier of (x) the first business day following the six-month anniversary of the Separation Date and (y) the fifteenth business day following the Company’s receipt of notice of the Executive’s death is referred to as the “Payment Date”.

(b) If any provision of this Agreement contravenes Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A and avoid the imposition of taxes, interest and penalties under Section 409A, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This paragraph 16 is not intended to create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement shall not be subject to interest and penalties under Section 409A.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DYCOM INDUSTRIES, INC.

By: /s/ Steven E. Nielsen
Name: Steven E. Nielsen
Title: President

By:/s/ Richard L. Dunn

Richard L. Dunn